Exhibit 99.1

Meritage Homes Completes Offering of 1.75% Convertible Senior Notes

SCOTTSDALE, Ariz., May 9, 2024— Meritage Homes Corporation (NYSE: MTH, “Meritage” or the “Company”), the fifth-largest homebuilder in the U.S., today announced that it has completed its offering and sale of $575 million aggregate principal amount of 1.75% Convertible Senior Notes due 2028. This amount includes the exercise in full by the initial purchasers of their option to purchase up to an additional $75 million aggregate principal amount of notes.

The offering was made to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The offer and sale of the notes, the related guarantees and any shares of Meritage’s common stock issuable upon conversion of the notes have not been and are not expected to be registered under the Securities Act, or under any state securities laws, and, unless so registered, the notes, the related guarantees and such shares may not be offered or sold in the United States except pursuant to an exemption from, or on a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This release does not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Meritage Homes Corporation

Meritage is the fifth-largest public homebuilder in the United States, based on homes closed in 2023. The Company offers energy-efficient and affordable entry-level and first move-up homes. Operations span across Arizona, California, Colorado, Utah, Texas, Florida, Georgia, North Carolina, South Carolina and Tennessee.

Meritage has delivered over 180,000 homes in its 38-year history, and has a reputation for its distinctive style, quality construction, and award-winning customer experience. The Company is an industry leader in energy-efficient homebuilding, an eleven-time recipient of the U.S. Environmental Protection Agency’s (“EPA”) ENERGY STAR® Partner of the Year for Sustained Excellence Award, a ten-time recipient of the EPA’s ENERGY STAR® Residential New Construction Market Leader Award, and a three-time recipient of the EPA’s Indoor airPLUS Leader Award.

Contacts:	Emily Tadano, VP Investor Relations and ESG
(480) 515-8979 (office)
investors@meritagehomes.com